EXHIBIT 21

Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of July 31, 2026, all of which are wholly-owned:

State of
Parent	Incorporation

Cracker Barrel Old Country Store, Inc.	Tennessee

Subsidiaries

CBOCS Distribution, Inc.
(dba Cracker Barrel Old Country Store)	Tennessee
CBOCS Properties, Inc.
(dba Cracker Barrel Old Country Store)	Michigan
CBOCS Pennsylvania, LLC
(dba Cracker Barrel Old Country Store)	Pennsylvania
CBOCS West, Inc.
(dba Cracker Barrel Old Country Store)	Nevada
Rocking Chair, Inc.	Nevada